EXHIBIT 103

                             SHAREHOLDERS' AGREEMENT

                                     BETWEEN

Pirelli & C S.p.A., a company organised under the laws of Italy, having its registered office in Milan, Via Gaetano Negri, 10, registered in the Register of Enterprises of Milan at no. 00860340157, as represented by its legal representative Marco Tronchetti Provera ( "PIRELLI");

                                       AND

Edizione Holding S.p.A., a company organised under the laws of Italy, having its registered office in Treviso, Calmaggiore 23, registered in the Register of Enterprises of Treviso at no. 00778430264, as represented by its legal representative Gilberto Benetton ("EDIZIONE HOLDING"), and Edizione Finance International S.A., a company organised under the laws of Luxembourg, currently owned by 100% of its share capital by Edizione Holding, having its registered office in Luxembourg, Place d'Armes 1, registered in the Chamber of Commerce of Luxembourg at no. B77504, as represented by its legal representative Gustave Stoffel (individually "EDIZIONE FINANCE" and together with Edizione Holding, "EDIZIONE");

                                       AND

Olimpia S.p.A., a company organised under the laws of Italy, having its registered office in Milan, Viale Sarca 222, registered in the Register of Enterprises of Milan at no. 03232190961, as represented by its Director Carlo Buora ("Olimpia");

                                       AND

Assicurazioni Generali S.p.A., a company organised under the laws of Italy, having its registered office in Trieste, Piazza Duca degli Abruzzi 2, registered in the Register of Enterprises of Trieste at no. 00079760328, as represented by its legal representatives Raffaele Agrusti e Michele Amendolagine ("GENERALI ");

                                       AND

Mediobanca S.p.A., a company organised under the laws of Italy, with registered office in Milan, Piazzetta Enrico Cuccia 1, registered in the Register of Enterprises of Milano at no. 00714490158, as represented by its legal representatives Alberto Nagel e Renato Pagliaro ("MEDIOBANCA");



For the purposes of this shareholder's agreement (the "AGREEMENT"), hereinafter individually referred to as a "PARTY", and collectively as "PARTIES", and Pirelli and Edizione jointly indicated as "OLIMPIA SHAREHOLDERS".

                                     WHEREAS

A        Olimpia Shareholders hold an interest in Olimpia, equal to 80% for
Pirelli and equal to 20% for Edizione; in particular, Edizione Holding holds an interest equal to 9,38%, which from the date of effectiveness of the partial

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demerger already resolved but not yet executed shall be amalgamated into
Sintonia S.p.A, which shall undertake all the obligations provided for in this Agreement, and Edizione Finance, which at the time of effectiveness of the demerger shall be controlled by 100% by Sintonia S.p.A, holds an interest equal to 10,62%.

B        Olimpia, Generali e Mediobanca are shareholders of Telecom Italia
S.p.A., a company having its registered office in Milan, Piazza degli Affari n. 2, registered in the Register of Enterprises of Milan at no. 00488410010 ("TELECOM" or the "COMPANY"), and tie-up in this Agreement the ordinary shares of the Company as hereinafter indicated:


       -------------------------------------------------------------
                                                       % on
                              no. of ordinary          ordinary
                              shares                   capital
       -------------------------------------------------------------
       Olimpia                2,407,345,359            17.99%
       -------------------------------------------------------------
       Gruppo Generali          490,580,064             3.67%
       -------------------------------------------------------------
       Mediobanca               206,464,069             1.54%
       -------------------------------------------------------------
       Total                  3,104,389,492            23.20%
       -------------------------------------------------------------

C        The Parties intend to execute this Agreement which provisions, besides establishing legally binding obligations, are founded and pursue mutual commitments of honour.

Now therefore,

                         IT IS HEREBY AGREED AS FOLLOWS

1. The Parties intend to ensure continuity and stability of the proprietary structure and governance of the Telecom Group. The objective is to sustain its industrial development, both in Italy and abroad, in a context of economic and financial equilibrium for the best creation of value for Telecom shareholders.

2. This Agreement is open to be joined by new parties sharing its spirit and objectives, subject to the condition that such new parties own an interest of at least 0,5% of Telecom ordinary share capital and it being understood that the acceptance of any such new parties shall be subject to the unanimous approval of all Parties.

3. The Telecom shares tied-up in this Agreement are those indicated in whereas B (percentages are calculated, at the second decimal, against the number of outstanding ordinary shares of the Company on the date of execution of this Agreement). Any Telecom shares resulting from the exercise of option rights or from the conversion/exercise of financial instruments deriving from the exercise of the option rights pertaining to the shares already tied-up shall also be tied-up in this Agreement.

4. There is no person who, by virtue of this Agreement, exercises control on the Company pursuant to article 93 of TUF.

5. This Agreement is managed by a body (the "BOARD"), in office for the whole duration of the Agreement and made up of an even number of members, half of which are appointed by Olimpia and one (1) each by the other Parties except


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for Pirelli and Edizione. The Chairman of the Board (the "CHAIRMAN") is
designated by Olimpia.

The Chairman calls and chairs the meetings of the Board. The post of Secretary of the Board is assigned to a person designated by the Chairman approved by the Parties. The Board shall meet, upon a call of the Chairman delivered with at least (2) two-days of notice and, in case of urgency, with at least (24) twenty-four-hours of notice:

- prior to each ordinary and extraordinary shareholders' meeting of Telecom;

- on the initiative of the Chairman or pursuant to a request of at least two Parties;

-        to resolve upon the admission of new parties to the Agreement;

-        to resolve on the possible termination of the Agreement.

The Board resolves on an unanimous basis.

The Parties undertake to each other that they will cast the vote pertaining to the shares tied-up in this Agreement in accordance with the directions unanimously adopted by the Board. Should any decision relating to matters falling within the power of the shareholders' meeting of Telecom not be taken unanimously by the Board, the dissenting Party shall have the discretion to exercise freely its voting rights in Telecom shareholders' meeting.

6. Save for the unanimous consent of all the Parties and for what provided under article 7, for the duration of this Agreement each Party which has tied-up Telecom shares to this Agreement as per article 3 undertakes that it shall not transfer (and shall procure that no transfer is made) of any such Telecom shares except for a maximum of 20% of the holding tied-up in this Agreement by each of the Parties at the time of its execution as per whereas B; save for the possibility to repurchase any such Telecom shares (which shall be tied-up again to this Agreement) within said 20% limit. For the purposes of this Agreement, "transfer" shall mean (i) any sort of sale, both universal and singular, for free and for consideration, and (ii) any transaction, act or agreement, universal or singular, for free or for consideration, by virtue of which it is achieved directly or indirectly (also through the transfer of holdings in companies which hold directly or indirectly Telecom shares tied-up in this Agreement) the direct or indirect transfer of the ownership (also by way of the execution of derivatives or other kinds of agreements, which effect is to transfer to third parties the financial exposure to the ownership of the tied-up shares) or of any other right arising out or anyway connected to such shares. It is understood that any transfer and/or any subsequent repurchase of Telecom shares within the above-mentioned limits shall be promptly communicated to the Board and to the Parties. It is also understood that Olimpia shall not be prevented by this paragraph from creating a pledge on Telecom shares in fulfilment of obligations already existing at the date of execution of this Agreement.

In derogation of the previous paragraph, the transfer of the tied-up shares of a Party shall be permitted within the reference group of such Party, as long as the transferee is controlled directly or indirectly, by the transferor and the transferee undertakes the obligations provided in this Agreement. For the purposes of this provision, control shall be deemed existing only in the case provided for by article 2359, paragraph 1, no. 1), of the Italian Civil Code.

In further derogation of the first paragraph, should Olimpia intend to transfer the entire (and not part of the) interest held by same in Telecom to one or more third party purchasers, acting in concert with each other, who have submitted an offer to buy, Olimpia shall allow that Generali and Mediobanca exercise a right of first refusal on such interest, by notifying through registered mail to


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Generali and Mediobanca the economic terms offered for the purchase of the interest and the term (which shall in no event be prior to fifteen (15) days from receipt of the notice) within which the right of first refusal can be exercised.

Generali and Mediobanca shall be entitled to exercise the right of first refusal jointly, on a pro-rata basis, or individually for the entire participation held by Olimpia in Telecom and at the same economic terms offered by the third party purchaser/s, through registered mail to be received by Olimpia within the term indicated by same in accordance with the previous paragraph.

The closing of the purchase of the shares upon which Generali and/or Mediobanca shall have exercised the right of first refusal shall be made within thirty (30) days from the date on which Olimpia has received the relevant notice of exercise.

It is hereby understood that Generali and/or Mediobanca shall not be entitled to exercise their right of first refusal where Olimpia shall have obtained that the third party purchaser/s commit to purchase, in addition to the Telecom shares held by Olimpia, also the Telecom shares tied-up to this Agreement by Generali and/or Mediobanca at the same terms and conditions offered to Olimpia. If such event, Generali and/or Mediobanca shall be free to elect whether to transfer the Telecom shares tied-up by same to this Agreement to the third party purchaser/s, at the conditions determined in the offer of the third party purchaser/s, or rather to refuse the offer thus determining the final forfeiture of their right of first refusal. The decision to accept or rather refuse the offer shall be notified by Generali and/or Mediobanca to Olimpia through registered mail to be received by Olimpia within the term indicated by the latter in the notice communicating the offer of the third party purchaser/s, which term shall never be less than fifteen (15) days.

In the case of lack of exercise of the right of first refusal or of its forfeiture, or in the case of non performance of the obligation to purchase the shares on which the right of first refusal has been exercised by them (and save in the latter case for the right of Olimpia to compensation for any damages), Olimpia shall be free to sell its interest to the third party purchaser/s at the conditions determined in the offer.

In case of transfer of the interest of Olimpia to Generali and/or Mediobanca, or rather to the third party purchaser/s, this Agreement shall be deemed terminated as from the date of the relevant transfer.

7. Except for what is provided for under article 6 with respect to the possible transfer and subsequent repurchase of Telecom shares within the limit of 20% of the shares tied-up to this Agreement, each of Generali and Mediobanca shall be entitled to purchase, directly or indirectly, additional Telecom shares (which shall also be tied-up to this Agreement for the period during which they are owned) exclusively up to a maximum of 25% of the Telecom shares tied-up to this Agreement by each of them as per whereas B, and provided further that this does not result in exceeding the relevant thresholds under mandatory tender offer statute as applicable from time to time. For the calculation of the aforesaid 25% limit, the Telecom shares owned by Mediobanca and Generali on the date of execution of this Agreement and not tied-up to same shall be accounted for. Any purchase of Telecom shares by any of the Parties shall be previously communicated to the Board and to the Parties, whereas any transfer shall be promptly notified to the Board and to the Parties. On the date of execution of this Agreement each Party shall communicate to the Board and to the other Parties the amount of Telecom shares owned and not tied-up, or which may be purchased pursuant to its own initiative, by virtue of option, conversion or other kind of rights.

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8.       This Agreement shall be effective as from the date of execution and shall remain in force for a period of three (3) years, and therefore until 18 October 2009 (the "THREE-YEAR TERM").

Starting from the expiring of the Three-year Term this Agreement shall be deemed to be tacitly renewed by three (3) further years and thereafter, unless any Party has previously delivered to the other Parties a notice of termination with three (3) months of notice.

9. Should any third parties offer to enter into Olimpia share capital by way of contribution in kind of an interest in Telecom, which where added to the interest of the Parties would take the aggregate interest to exceed the threshold provided for the triggering of a mandatory tender offer, Olimpia shall promptly consult with Generali and Mediobanca, which shall be entitled to either
(i) enter into Olimpia share capital by way of contribution in kind of their Telecom shares at the same conditions offered by the third party, or rather (ii) reduce their interest at a level so as to avoid that the threshold for the mandatory tender offer is passed. Should Generali and Mediobanca do not confirm their commitment to do any of the actions provided for under (i) and (ii) within the reasonable term indicated by Olimpia, then Olimpia shall be entitled to accept the offer of the third parties, and from the date of acceptance of the offer this Agreement shall be terminated.

10. No amendments of this Agreement shall be effective without the previous unanimous writing approval of all the Parties.

11. All notices to be made pursuant to this Agreement shall be made in writing through registered mail, anticipated by fax, to the following addresses or to those subsequently communicated in writing at the same conditions by each Party to the others:


As for as Pirelli:
[omissis]

As for as Edizione:
[omissis]

Edizione Finance International S.A.
[omissis]

As for as Olimpia:
[omissis]

As for as Generali:
[omissis]

As for as Mediobanca:
[omissis]

As for as the Board
c/o Secretary of the Agreement


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12.      This Agreement shall be construed and regulated under the laws of
Italy. Any disputes deriving from or relating to this Agreement shall be resolved by way of ritual and de jure arbitration in accordance with the Regulation of the Chamber of National and International Arbitration of Milan, which the Parties confirm to know and to accept in their entirety.

13. This Agreement does not affect or modify and leaves as they are the existing agreements between Pirelli and Edizione and Olimpia and other Telecom shareholders and their relevant rights and obligations, as disclosed in conformity with applicable laws, which the Parties recognize to know; therefore, the provisions of this Agreement shall not restrict in any manner the possible transfer of Olimpia shares, save that Pirelli and Edizione shall communicate promptly to Generali and Mediobanca any such transfer to third parties. It is understood that any amendments to the existing agreements between Pirelli and Edizione and Olimpia and other Telecom shareholders shall be promptly communicated to the Parties and the Board.

However, it is hereby understood that should Pirelli, alone or jointly with Edizione, intend to sell to one or more third party purchasers, acting in concert, who have submitted an offer to purchase an interest in Olimpia exceeding 50%, the provisions concerning the right of first refusal of Generali and/or Mediobanca, its possible forfeiture and the termination of this Agreement provided for with reference to the Telecom shares under paragraphs from 3 to 8 of article 6, shall apply mutatis mutandis to said interest in Olimpia.

Milan, 18 October 2006


Pirelli

Edizione Holding

Edizione Finance

Olimpia

Generali

Mediobanca



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